EXHIBIT 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE
     THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”), dated as of December 8, 2005, is made and entered into by and between JOHN H. KARNES (“Executive”) and THE HOUSTON EXPLORATION COMPANY, a Delaware corporation (the “Company”).
RECITALS:
     A. Executive has been employed by the Company as its Senior Vice President and Chief Financial Officer pursuant to the terms of an amended and restated employment agreement entered into on February 7, 2005 (the “Employment Agreement”).
     B. Executive is, pursuant hereto and in connection with his termination hereunder, resigning from all positions as an officer or director of the Company and all entities affiliated with the Company effective December 8, 2005 (the “Effective Date”).
     C. Executive and the Company have reached an agreement regarding the termination of Executive’s employment with the Company effective as of the Effective Date.
     D. Without making any admission of liability whatsoever, it is the desire of Executive and the Company to settle fully and finally all differences or potential differences between them, including all differences or potential differences that arise out of or relate to Executive’s employment or termination of employment with the Company.
STATEMENT OF AGREEMENTS
     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the sufficiency of which is hereby acknowledged, and intending to be legally bound by the terms of this Agreement, Executive and the Company agree as follows:
     1. Termination of Employment and Resignation of Positions. As of the Effective Date, Executive’s employment by and with the Company and any subsidiaries or controlled affiliates shall terminate. In consideration of the promises herein described, the sufficiency of which is hereby acknowledged, as of the Effective Date, the Employment Agreement shall terminate and cease to have any effect notwithstanding any survival clauses therein contained (other than Section 7 thereof and, to the extent applicable, Section 9(f) thereof, which shall survive such termination), and the parties acknowledge and agree that, pursuant hereto, the Executive is voluntarily terminating his employment with the Company as of the Effective Date. Executive acknowledges that, pursuant hereto, the Executive is voluntarily resigning from all positions as an officer or director of the Company and as an officer or director of all entities affiliated with the Company as of the Effective Date. Executive agrees to execute such documents and take such actions as the Company may deem necessary or desirable to effectuate the foregoing, including, without limitation, the resignation letters attached hereto as Exhibit A.

     2. Consideration. Executive shall receive, in full settlement (except as provided herein) of any compensation and benefits to which he would otherwise be entitled under the Employment Agreement or under any other compensation or benefits plan, program, policy or arrangement maintained by the Company in which Executive has at any time been a participant, including without limitation, accrued vacation and other paid time off:
          2.1 Executive shall be entitled to payment for accrued and unpaid base salary through the Effective Date, less applicable income and employment tax withholding and benefit plan deductions. The net amount paid pursuant to this Section 2.1 after applicable deductions and withholding shall be paid on the earlier of the next regular payroll date of the Company following the Effective Date or such earlier date as may be required by law.
          2.2 Executive shall be entitled to payment for accrued and unpaid vacation through the Effective Date, less applicable income and employment tax withholding. The net amount paid pursuant to this Section 2.2 after applicable withholding shall be paid on the earlier of the next regular payroll date of the Company following the Effective Date or such earlier date as may be required by law. Such amount shall be paid in complete satisfaction of any liability for accrued vacation and other paid time off.
          2.3 Executive shall be entitled to payment of a cash severance payment in the amount of $1,461,811.00, less applicable income and employment tax withholding. The net amount after applicable withholding shall be paid within thirty (30) days after the Effective Date; provided, that, if Executive revokes or attempts to revoke the release contemplated herein, the Company shall have no obligation to make the payment contemplated in this Section 2.3.
          2.4 Executive agrees that he will submit to the Company, before the Effective Date, a request for all expenses to which he is entitled to receive reimbursement pursuant to Company policies or his Employment Agreement. The Company agrees to pay such amounts within 10 days of the date the Executive submits such requests. Executive agrees that no reimbursable expenses shall be incurred by Executive after the Effective Date.
          2.5 Executive may elect to continue health benefit coverage under the Company’s group health plan (medical and dental coverages) for himself and eligible dependants to the extent available under the terms of the plan pursuant to the healthcare coverage continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), at the same coverage level provided immediately prior to the Effective Date (subject to any changes in employee coverage under the plan that may be made from time to time with respect to the coverage generally applicable to the Company’s senior executives). If Executive makes the election contemplated under this Section 2.5 and does not revoke the release contemplated hereunder, the Company shall pay Executive’s COBRA premiums for the lesser of (a) twelve (12) months following the Effective Date; (b) until such time as Executive is no longer eligible for COBRA coverage; or (c) until such time as Executive becomes eligible for comparable benefits from a subsequent employer. Executive will pay the cost of such COBRA coverage.

          2.6 Executive shall be entitled to such benefits under the Company’s employee benefit plans which are required to be provided under the Employee Retirement Income Security Act of 1974, as amended and in according to the terms of such plan and his rights and the Company’s obligations thereunder shall not be affected by this Agreement. In addition, any vesting, lapse of time or similar requirements under any stock option plan, restricted stock or other non-qualified deferred compensation plan shall be accelerated to the date of the Effective Date and any conditions to Executive’s entitlement to any benefit under any such plans or programs shall be deemed to have been satisfied. Except as specifically provided in the prior sentence, the terms and conditions of any awards under any such plans or programs shall continue to be governed under such plans and programs, as applicable.
          2.7 If any annual bonus is paid out under the incentive compensation plan in which Executive participated with respect to the 2005 plan year, then Executive shall be entitled to a bonus for the 2005 plan year equal to Executive’s target bonus amount times the bonus achievement percentage relating to the plan, as determined by the compensation committee, which bonus shall be paid in the timing and manner as the Company’s other annual bonuses generally, less applicable income and employment tax withholding. This provision shall not entitle Executive to receive any bonus if bonuses are not paid out under the plan in which Executive was a participant.
     3. Equity Amounts. Except as specially provided in Section 2.6 hereof, the terms and conditions of any stock option or restricted stock awards granted to Executive by the Company shall continue to be governed by the terms and conditions of such awards.
     4. Non-Admission of Discrimination or Wrongdoing.
          4.1 This Agreement shall not in any way be construed as an admission that the Company, Executive or any other individual has any liability to or acted wrongfully in any way with respect to Executive, the Company or any other person. The Company specifically denies that it has any liability to or that it has done any wrongful or discriminatory acts against Executive or any other person on the part of itself, or its officers, employees and/or agents.
          4.2 Executive understands and agrees that he has not suffered any discrimination in terms, conditions or privileges of his employment based on age, race, gender, religious creed, color, national origin, ancestry, physical disability, mental disability, medication condition, marital status, sexual orientation and/or sexual or racial harassment. Executive understands and agrees that he has no claim for employment discrimination under any legal or factual theory.
     5. Separation of Employment. Executive acknowledges that his employment with the Company shall terminate as of the Effective Date, and that such employment will not be resumed at any time. In addition, Executive will not apply for or otherwise seek employment with the Company at any time in the future.
     6. Company Property. Executive represents and agrees that he has turned over to the Company all equipment, files, memoranda, records, and other documents and confidential information that is in physical form and any other physical or personal property which is the property of the Company and which he has in his possession, custody or controls at the time this Agreement is executed. Executive will return to the Company any additional company property in his possession, including, but not limited to, company files, work product, computer equipment, computer software, pagers, corporate credit cards, identification cards, manuals, company documents and company keys. Executive further agrees to reasonably cooperate and work with Company’s officers and employees to ensure his compliance with this Section 6.
     7. Releases.
          7.1 In exchange for the accommodations by the Company Released Parties (as defined below) provided herein (including the Release of Executive), and except for claims related to the obligations of the Company Released Parties or the rights of Executive set forth or referenced herein and Executive’s rights to indemnification under the Company’s Bylaws, Certificate of Incorporation or otherwise (the “Excluded Executive Claims”), Executive knowingly and voluntarily waives and releases all rights and claims, known and unknown, which Executive may have against the Company, any of the Company’s subsidiaries or controlled affiliates (the “Company Group”), and any of the Company’s parents and/or their respective subsidiaries and related or affiliated entities or successors, or any of their respective current or former officers, directors, managers, employees, shareholders, partners, members, consultants or representatives thereof respectively, (the “Company Released Parties”) arising out of or relating to (i) Executive’s employment or termination of employment with the Company, (ii) the Employment Agreement, (iii) any acts, occurrences or omissions taking place prior to the date of execution of this Agreement by the Company Released Parties (the “Release of the Company Released Parties”), including any and all charges, complaints, claims, liabilities, obligations, promises, agreements, contracts, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any kind, at law, equity or otherwise, arising in tort, contract or otherwise, whether known or unknown, suspected or unsuspected (other than the Excluded Executive Claims), which Executive has or may have against them. This Release extends to and includes, but is not limited to, claims (other than Excluded Executive Claims) for employment discrimination, wrongful termination, constructive termination, violation of public policy, breach of any express or implied contract, breach of any implied covenant, fraud, intentional or negligent misrepresentation, emotional distress, or any other claims relating to Executive’s employment or termination of employment with the Company. This Release also includes a release of any claims (other than Excluded Executive Claims) by Executive under federal, state or local employment laws or regulations, including, but not limited to: (1) Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000(e), et. seq. (race, color, religion, sex, and national origin discrimination); (2) the Age Discrimination in Employment Act, 29 U.S.C. §§ 621, et. seq. (age discrimination); (3) Section 1981 of the Civil Rights Act of 1866, 42 U.S.C. § 1981 (race discrimination); (4) the Equal Pay Act of 1963, 29 U.S.C. § 206 (equal pay); (5) the Fair Labor Standards Act, 29 U.S.C. §§ 201, et. seq. (wage and hour matters, including overtime pay); (6) COBRA; (7) Executive Order 11141 (age discrimination); (8) Section 503 of the Rehabilitation Act of 1973, 29 U.S.C. §§ 701, et. seq. (disability discrimination); (9) the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001, et. seq. (employment benefits); (10) Title I of the Americans with Disabilities Act (disability discrimination); (11) the Sarbanes Oxley Act; and (12) any applicable Texas employment laws.

          7.2 In exchange for the accommodations by Executive provided herein (including the Release of the Company Released Parties) and the mutual obligations set forth herein, and except for claims related to the obligations of Executive or the rights of Company set forth or referenced herein, or any claims relating to fraud, criminal activity or willful misconduct, the “Excluded Company Claims”), the Company (on behalf of itself and the Company Group) knowingly and voluntarily waives and releases all rights and claims, known and unknown, which the Company may have against Executive arising out of or relating to (i) Executive’s employment or termination of employment with the Company, (ii) the Employment Agreement, or (iii) any acts, occurrences or omissions taking place prior to the date of execution of this Agreement by Executive, including any and all charges, complaints, claims, liabilities, obligations, promises, agreements, contracts, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any kind, at law, equity or otherwise, arising in tort, contract or otherwise, whether known or unknown, suspected or unsuspected (other than the Excluded Company Claims), which the Company has or may have against them.
     8. No Lawsuits.
          8.1 Executive promises never to file a lawsuit of any kind with any court or arbitrator against the Company or any Company Released Parties, asserting any claims that are released in this Agreement (which specifically excludes Excluded Executive Claims).
          8.2 Executive represents and agrees that, prior to signing this Agreement, he has not filed or pursued any complaints, charges or lawsuits of any kind with any court, governmental or administrative agency or arbitrator against the Company, any Company Released Parties asserting any claims.
     9. Ownership of Claims. Executive represents and agrees that Executive has not assigned or transferred, or attempted to assign or transfer, to any person or entity, any of the claims Executive is releasing in this Agreement.
     10. No Benefits. Executive understands that Executive’s participation in all benefit plans, programs, policies, insurance plans or other arrangements maintained by the Company or provided by the Company, if any, will end at the Effective Date, except to the extent noted herein. Except as set forth herein, Executive also understands that the Company will not pay for any business-related or other charges incurred by him after the Effective Date unless such expenses are expressly approved in advance by the Chief Executive Officer of the Company. Executive further understands that Executive will cease to accrue vacation as of the Effective Date and upon satisfying its obligations to Executive under Section 2 hereof, the Company owns no other amounts or benefits to Executive.
     11. Tax Withholdings. All payments and benefits under this Agreement are gross amounts and will be subject to taxes and lawful withholding deductions, if any.
     12. Cooperation. Executive will furnish any information in his possession to and reasonably cooperate with the Company and its affiliates as may be requested by the Company in connection with any proceedings or legal actions in which the Company or its affiliates is or may become involved. Executive represents and agrees that he will give truthful and, to Executive’s knowledge, accurate testimony in any such proceedings or legal actions. Except as required by law or legal process (provided that Executive gives the Company prompt notice of such requirement and uses reasonable efforts to allow the Company an opportunity to seek a protective order or other relief limiting or barring such disclosure), Executive further represents and agrees that he will not furnish information to or cooperate with any non-governmental entity (other than the Company and its affiliated entities) which is a party to a proceeding or legal action involving the Company.
     13. Governing Law and Venue. The venue for the litigation of any dispute arising out of this Agreement shall be a court of competent jurisdiction in Harris County, Texas. Texas law shall govern the interpretation and enforcement of this Agreement, notwithstanding the conflict-of-law principles of such jurisdiction.
     14. Effective Date; Entire Agreement. Executive is entering into this Agreement freely and voluntarily. Executive has carefully read and understands all of the provisions of this Agreement. Executive understands that it sets forth the entire agreement between him and the Company. Executive acknowledges that Executive has been advised to consult legal counsel concerning this Agreement prior to signing the Agreement, and that Executive has had sufficient opportunity to do so. Executive understands that Executive may have up to twenty-one (21) days from the date of this Agreement to consider this Agreement. Executive understands that if Executive signs this Agreement, Executive will then have seven (7) days to cancel it if Executive so chooses. Executive may cancel this Agreement by delivering a written notice of cancellation to the Senior Vice President of Administration of the Company. However, if Executive elects to cancel this Agreement, Executive and the Company understand and agree that Executive will not be entitled to certain of the benefits, compensation, or other consideration referenced in this Agreement. Executive understands that the Company will have no duty to pay him or provide him with the compensation and benefits (other than compensation and benefits to which he is otherwise entitled, such as salary, expense reimbursements, Company benefit plans, etc.) listed in this Agreement until after the revocation period has expired and provided Executive has not elected to make such revocation. Executive understands that he is not waiving any age discrimination claim that may arise after the Effective Date. Except as specifically provided in this Agreement, in consideration of the payments and benefits provided herein, the sufficiency of which is hereby acknowledged, the Employment Agreement is terminated as of the Effective Date and shall cease to have any force or effect notwithstanding any survival clauses therein contained.
     15. Indemnification; Directors and Officer’s Insurance. The Company shall fulfill and honor in all respects the obligations of the Company pursuant to any indemnification provisions under the Certificate of Incorporation or Bylaws or otherwise, each as in effect on the date hereof. The Company will also take such actions necessary to cause Executive to be treated at least as favorably as the most favorably situated director or officer of the Company under the Company’s professional indemnity policies as in effect from time to time.

     16. No Representations. The parties and each of them represent and agree that no promises, statements or inducements have been made to them that have caused them to sign this Agreement other than those expressly stated in this Agreement.
     17. Successors. All of the terms and provisions contained in this Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.
     18. Severability. Should any of the provisions in this Agreement be declared or be determined to be illegal or invalid, all remaining parts, terms or provisions shall be valid, and the illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.
     19. Proper Construction.
          19.1 The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the parties.
          19.2 As used in this Agreement, the term “or” shall be deemed to include the term “and/or” and the singular or plural number shall be deemed to include the other whenever the context so indicates or requires.
          19.3 The paragraph headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

Executive
/s/ JOHN H. KARNES
John H. Karnes

Company THE HOUSTON EXPLORATION COMPANY
By:	/s/ ROGER B. RICE
Name:	Roger B. Rice
Title:	Senior Vice President -- Human Resources & Administration